UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14A-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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AVID TECHNOLOGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Commencing May 10, 2012, the following information is being used by Avid Technology, Inc. (“Avid”) to communicate about Avid’s upcoming Annual Meeting of Stockholders and may be sent to certain stockholders.

May 10, 2012

RE: Avid Technology, Inc.’s Executive Compensation Program

[Dear             ]:

We are writing to you as a stockholder of Avid Technology, Inc. to ask for your support at our 2012 Annual Meeting of Stockholders by voting in accordance with the recommendations of our Board of Directors on all proposals. In particular, we urge you to vote your shares to approve, on an advisory basis, our proposal regarding Avid’s Executive Officer Compensation (“Say on Pay”) as described in our Proxy Statement.

In considering your vote, we urge you to review the Compensation Discussion and Analysis in our Proxy Statement as to the reasons we believe Avid’s executive compensation program aligns executive compensation with stockholder interests, as we describe further below.

We design our executive compensation programs to pay for performance. Our executive compensation programs are designed to reward our executive officers for performance and to align their interests with those of our stockholders by weighting total potential compensation more heavily toward incentive compensation through annual performance-based cash bonuses and long-term equity compensation. Our short- and long-term incentive opportunity in 2011 comprised approximately 80% of our Named Executive Officers’ total compensation opportunity.  The financial metrics under our annual performance-based cash bonuses and performance-based long-term equity awards are designed to achieve a company objective of improving profitability, which we believe will drive our company’s stock price over the long term.  The link between pay and performance can be seen in our 2011 annual cash incentive compensation, where achievement of revenue and operating earnings results below target level resulted in an annual bonus payment below target for each of the Named Executive Officers in the Proxy Statement.

Less than 1% of our performance-based equity has vested to date.  We link approximately 50% of long-term incentive equity compensation to financial performance (return on equity and operating margin) and stock price measures.  For equity compensation with vesting tied to Avid’s stock price, the trading price of Avid’s common stock would have to increase at least fourfold from its current price to trigger vesting of a portion of that equity.  We have continued to set aggressive performance targets to drive company performance while recruiting and retaining key executives.  Notwithstanding that both Glass Lewis and ISS apply “Grant Date Fair Values” for valuing equity compensation awards (and do not take into account the actual compensation realized by our Named Executive Officers from such equity compensation awards), since our current management team was put in place, less than 1% of our performance-based equity has vested to date, which occurred in January 2010 upon the achievement of non-GAAP operating profit for the fourth quarter of 2009 for performance-based equity granted to our Chief Financial Officer and our Chief Operating Officer only. Vesting of the remainder of our performance-based equity will generally not occur unless we achieve strong financial performance or our stock price increases significantly.

We believe the performance goals are aggressive such that this is truly at-risk compensation consistent with a pay for performance philosophy.  Moreover, we believe time-based options are implicitly performance based due to the fact that Avid’s stock price must increase from the date of grant for any value to be received by the Named Executive Officers in respect of those options.  A significant equity-based component of our executive compensation program ensures strong alignment with stockholders’ interests.

CEO cash compensation decreased in 2011.  Cash compensation earned by our Chief Executive Officer for 2011 was approximately 34% lower than cash compensation earned by him for 2010.

No salary increases.  None of our Chief Executive Officer, Chief Financial Officer or Chief Operating Officer received a salary increase in 2011 or 2012.  Our other two Named Executive Officers each received only a 3% salary increase in 2012.

No guaranteed bonuses and few fringe benefits.  We do not offer guaranteed bonuses and we provide very few executive fringe benefits. We do not offer access to company jets, car allowances, personal security, financial planning advice, tax preparation services or club memberships.

No gross-ups given since 2008. Gross-ups were given to three executive officers hired in 2007 and 2008 as part of our transformation at that time. We included gross-ups for these three individuals as part of the negotiated change in control benefits because they allow for the recognition of the full intended economic benefit of the change in control compensation that was determined to be appropriate.  No other executive officer has this benefit, and we do not intend to offer this benefit in the future.

We feel that the design of our executive compensation program provides the proper incentives for the creation of long-term value for our stockholders. The analyses conducted by ISS and Glass Lewis with respect to CEO compensation do not fully take into account the reality of realized pay and the necessity of retaining a motivated management team to focus on our business strategy. We believe that it is imperative for you as a key stockholder to understand that we have designed a compensation plan aligned with company performance, which is not reflected in the formulaic comparisons used by ISS and Glass Lewis.

Thank you for your consideration.

Very truly yours,

COMPENSATION COMMITTEE

Robert M. Bakish, Chair
Elizabeth M. Daley
Louis Hernandez, Jr.
David B. Mullen

The information above supplements information contained in Avid’s definitive proxy statement dated March 30, 2012.  Please read the complete proxy statement and accompanying materials carefully before you make a voting decision.  Even if voting instructions for your proxy have already been given, you can change your vote at any time before the annual meeting by giving new voting instructions as described in more detail in the proxy statement.